Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No.’s 333-153139, 333-87944, 333-27973, 333-128959, and 333-174114 on Form S-8 of our reports dated August 15, 2011, relating to the consolidated financial statements and financial statement schedule of Schiff Nutrition International, Inc., and the effectiveness of Schiff Nutrition International, Inc.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Schiff Nutrition International, Inc. for the year ended May 31, 2011.

/s/ DELOITTE & TOUCHE LLP

Salt Lake City, Utah
August 15, 2011

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